Exhibit 5.3

March 10, 2022

Honda Motor Co., Ltd.

1-1, Minami-Aoyama 2-chome, Minato-ku

Tokyo, 107-8556

Japan

Honda Motor Co., Ltd.

Registration Statement on Form F-3

We have acted as Japanese legal counsel for Honda Motor Co., Ltd., a joint stock corporation incorporated under the laws of Japan (the “Company”), in connection with the registration statement on Form F-3 (File No. 333-263008) (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission (the “Commission”) on February 25, 2022 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the issue and offering by the Company of $1,000,000,000 2.271% Senior Notes due 2025, $1,000,000,000 2.534% Senior Notes due 2027 and $750,000,000 2.967% Senior Notes due 2032 (collectively, the “Notes”) pursuant to the underwriting agreement (the “Underwriting Agreement”) in respect of the Notes dated March 3, 2022 between the Company and the underwriters named therein and the Indenture (as defined below). As such counsel we have examined the following:

(a)	certified copies of the Articles of Incorporation and the Regulations of the Board of Directors of the Company effective as of the date hereof;

(b)	an official certificate of all current matters recorded in the Commercial Register of the Company dated January 27, 2022;

(c)	an extract copy of the unsealed minutes of the meeting of the Board of Directors of the Company held on February 9, 2022;

(d)	the Registration Statement, and all exhibits thereto;

(e)

copies of the base prospectus (the “Base Prospectus”) dated February 25, 2022, the preliminary prospectus supplement relating to the Notes dated March 1, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”) and the final prospectus supplement relating to the Notes dated March 3, 2022 (together with the Base Prospectus, the “Prospectus”);

(f)	an executed copy of the Underwriting Agreement;

(g)	the form of the senior indenture (the “Indenture”) dated as of March 10, 2022 between the Company and The Bank of New York Mellon, pursuant to which the Notes are being issued;

(h)	the forms of the global securities representing the Notes (the “Global Securities”);

(i)

a copy of a power of attorney (the “Power of Attorney”) dated March 3, 2022 prepared by Seiji Kuraishi, Director, Executive Vice President and Representative Executive Officer of the Company, appointing each of the persons named therein to act as agent and attorney-in-fact on behalf of the Company; and

(j)	a copy of a process agent appointment letter dated March 3, 2022 executed by American Honda Motor Co., Inc. and the Company in connection with the issue and offering of the Notes.

We have also examined such other certificates and corporate and other records and documents of the Company and such other matters, documents and records, and considered such questions of law, as we have deemed necessary or appropriate for the purpose of rendering the opinion hereinafter set forth.

For the purposes of rendering this opinion letter, we have assumed, without independently verifying:

(A)

the legal capacity of all natural persons, the genuineness of all seal impressions and signatures on records, documents, instruments and certificates that we have examined, and the authenticity and completeness of all records, documents, instruments and certificates submitted to us as originals and the conformity to complete original documents of all documents submitted to us as copies, having relied as to factual matters upon such documents; and that the above documents are, where appropriate, executed in the form or substantially in the form of the copies examined by us;

(B)

that at all times relevant to the opinions expressed herein, each of the parties (other than the Company) to the Underwriting Agreement, the Indenture and other agreements and documents to which the Company is a party in connection with the issue and offering of the Notes has been validly existing and in good standing (where such concept is recognized) and had and has full power and authority (corporate or otherwise) to execute, deliver and perform the Underwriting Agreement, the Indenture and such other agreements and documents; and

(C)

that the execution, delivery and performance of the Underwriting Agreement, the Indenture and other agreements and documents to which the Company is a party in connection with the issue and offering of the Notes by each of the parties thereto (other than the Company) have been duly authorized by all its necessary corporate actions and do not contravene its constitutional documents or any law, rule or regulation applicable to such party; and that the Underwriting Agreement, the Indenture and such other agreements and documents have been duly executed and delivered by each of the parties thereto (other than the Company).

On the basis of the foregoing and subject to the qualifications set out below, we are of the opinion that the Notes, when the entire amount of the purchase price has been paid in full in accordance with the Underwriting Agreement and when the Global Securities have been duly signed on behalf of the Company by the Director, Executive Vice President and Representative Executive Officer of the Company or a person named in the Power of Attorney, duly authenticated and delivered in the manner contemplated in the Underwriting Agreement and the Indenture, and assuming that the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company under their governing law, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with the terms and conditions of the Notes.

The foregoing opinions are subject to the following qualifications:

(i)

This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to herein. Without any prejudice to the generality of the foregoing, nothing in this opinion letter should be taken as expressing an opinion in respect of any representations or warranties contained in the Underwriting Agreement, the Indenture and other agreements and documents examined in connection with this opinion letter except as expressly opined herein.

(ii)

We are attorneys licensed to practice law in Japan and have acted in such capacity and we do not purport to be expert as to the laws of any jurisdiction other than Japan; accordingly, the opinions expressed above are limited to Japanese law in force as of the date hereof and we neither express nor imply any view or opinion with regard to the requirements of any jurisdiction other than Japan. In rendering the above opinion, with respect to all matters of the Federal laws of the United States or the laws of the State of New York, we have relied upon the opinions of Sullivan & Cromwell LLP, the U.S. counsel for the Company.

(iii)

In this opinion letter, Japanese legal concepts are expressed in English terms and not in their original Japanese terms. The concepts concerned may not be identical to the concepts described by the equivalent English terms as they exist under the laws of other jurisdictions. We do not render any opinion as to how judges qualified in a foreign jurisdiction would interpret Japanese legal concepts or expressions.

(iv)	The above opinions do not cover any matters relating to tax law.

(v)

The legality, validity, binding nature and enforceability of the Underwriting Agreement, the Indenture and the Notes, as the case may be, may be limited by the application of bankruptcy, insolvency, reorganization, civil rehabilitation, fraudulent conveyance and other similar laws relating to or affecting the rights, powers, privileges, remedies and/or interests of creditors generally.

(vi)

The legality, validity, binding nature and enforceability of the Underwriting Agreement, the Indenture and the Notes are subject to and may be limited by statutes of limitation, court procedures and the full discretion of the courts to consider the public order and good morals doctrine as provided in Article 90 of the Civil Code, general principles of good faith and sincerity and the obligation to act in a reasonable manner as provided in Article 1, Paragraph 2 of the Civil Code, the abuse of rights doctrine as provided in Article 1, Paragraph 3 of the Civil Code and the public order and good morals doctrine as provided in Article 42 of Act on General Rules for Application of Laws.

(vii)

We express no opinion with respect to the availability of specific performance or injunctive relief or any provisional remedy. For the purpose of this opinion letter, an obligation is “enforceable” against the obligor if the obligee is at least entitled to a judgment of a Japanese court which orders that obligor to pay to the obligee compensation for damages suffered by the obligee as a result of the obligor’s breach of such obligation.

(viii)

A determination or certificate as to any matter provided for in the Underwriting Agreement, the Indenture and other agreements and documents which provides for the same to be final, conclusive or binding may be held not to be final, conclusive or binding if such determination or certificate could be shown to have an incorrect or arbitrary basis or not to have been made or given in good faith, and where any party to the Underwriting Agreement, the Indenture or other agreements or documents is vested with any discretion or may determine any matter in its opinion, courts in Japan may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds.

(ix)	The opinions expressed above are given as of the date hereof, and no obligation is undertaken to advise you of any changes in any matters set forth herein after the date hereof.

We hereby consent to the use of this opinion as an exhibit to a report on Form 6-K to be filed by the Company with the Commission on the date hereof incorporated by reference into the Registration Statement and to the use of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” contained in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act.

Yours faithfully,

/s/ Mori Hamada & Matsumoto

(EH/TAI)